Exhibit A

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), each of the undersigned hereby agrees that (i) a statement on Schedule 13G with respect to the Common Stock in Morgan Stanley (including amendments thereto) filed herewith shall be filed on behalf of each of the undersigned, and (ii) this Joint Filing Agreement shall be included as an exhibit to such joint filing, provided that, as provided by Section 13d-1(k)(1)(ii) of the Exchange Act, no person shall be responsible for the completeness and accuracy of the information concerning the other person making the filing unless such person knows or has reason to believe such information is inaccurate.

This Joint Filing Agreement may be executed in any number of counterparts all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned hereby execute this Agreement as of this 18th day of June, 2010.

CHINA INVESTMENT CORPORATION

By:	/s/ Jiwei Lou
	Name:	Jiwei Lou
	Title:	Chairman & Chief Executive Officer

BEST INVESTMENT CORPORATION

By:	/s/ Xiqing Gao
	Name:	Xiqing Gao
	Title:	Executive Director and President